Exhibit 23.1

Independent Auditors’ Consent

To the Partners

Penn Virginia Resource Partners, L.P.:

We consent to the incorporation by reference in the registration statement (File No. 333-74212) on Form S-8 of Penn Virginia Resource Partners, L.P. of our report dated February 14, 2003, with respect to the consolidated balance sheet of Penn Virginia Resource Partners, L.P. as of December 31, 2002 and the related consolidated statements of income, partners’ capital, and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K/A of Penn Virginia Resource Partners, L.P.

KPMG LLP

Houston, Texas

June 2, 2003